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                                 July 16, 1998



Mr. William T. McCarthy
386 Penn Road
Wynnewood, PA  19096

Dear Bill:

     We are pleased to offer you a position with Ion Laser Technology, Inc. (the "Company") for an annual salary of $150,000 which will be paid in accordance with the Company's normal payroll practices.

     Your employment will commence on August 3, 1998. You shall serve as the Company's Chief Financial Officer and you will report to the President.

     You will be granted options under the Company's 1997 Stock Option Program to purchase up to 150,000 shares of the Company's common stock at a purchase price of $1.75 per share. You will be entitled to exercise the option to purchase one third of such shares (or 50,000 shares) if you remain in the Company's employ on the first anniversary of the date ("Start Date") you begin full time employment with the Company. You will be entitled to exercise the option to purchase an additional one third of such shares if you remain in the Company's employ on the second anniversary of your Start Date and to purchase an additional one third of such shares if you remain in the Company's employ on the third anniversary of the Start Date.

     You will also be entitled to participate in all of the Company's benefit programs which are available to the Company's executives generally.

     Your employment is at will which means that you are free to leave the Company at any time for any or no reason and that the Company is free to discharge you at any time for any or no reason. However, in the event that a Change of Control occurs and, as a result, you are discharged or resign because of a material reduction in your duties and responsibilities, the Company will pay you, in addition to all salary and benefits up to the date you leave the
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Company's employ, an amount equal to one times your then prevailing annual base salary. A "Change of Control" of the Company shall mean (i) the sale, exchange or other disposition of more than 50% of the shares of capital stock of the Company to or with a person or entity (other than the Company or an affiliate of the Company), (ii) the sale of all or substantially all of the assets of the Company to a person or entity (other than an affiliate of the Company) or (iii) the merger, consolidation or other business combination of the Company with or into another entity not controlled by the Company or an affiliate of the Company.

     Please acknowledge your receipt and understanding of the above by signing and dating the enclosed copy of this letter and returning it to me.

     Please call if you have any questions.

                                        Sincerely yours,

                                        ION LASER TECHNOLOGY, INC.


                                        By  /s/ Richard Trefz
                                            Richard Trefz, President


AGREED AND ACCEPTED:


/s/ William T. McCarthy
William T. McCarthy